Exhibit 99.1
September 7, 2008
Guy Craig Vachon
1979 Shelby Circle
El Dorado Hills, CA 95762
RE: Employment with Immersion Corporation
Dear Craig:
     This offer supersedes the previous offer dated September 5, 2008.
     Immersion Corporation (the “Company” or “Immersion”) is pleased to present this offer for the position of Vice President & General Manager of Mobility, on the terms set forth in this agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.
     Reporting Duties and Responsibilities. In this position, you will report to the Company’s President and CEO, Clent Richardson.
     Salary and Benefits. Your initial base salary will be $230,000.00 annually, payable in accordance with the Company’s customary payroll practice, which is bi-weekly. This offer is for a full-time, salaried, exempt position. In addition, you will receive a sign on bonus in the amount of $25,000.00 to be paid within your first week of employment. Should you leave voluntarily within your first year of employment with Immersion, the sign on bonus will be required to be repaid on a prorated basis. Your performance will be reviewed in January 2009 during our Company’s focal review process, and annually thereafter, at which time you may receive an annual merit increase.
     Further, upon approval by the Company’s Board of Directors (the “Board”), you will be eligible for a bonus in accordance with the Company’s 2008 Executive Incentive Plan of up to 60% of your salary, and (i) 50% of which is based upon the Company’s performance, and (ii) 50% of which is based upon Business Unit and department performance criteria. The company will guarantee $25,000 of your Q4 2008 bonus which will be paid at the normal bonus payout period in February 2009. This bonus will be subject to pro-rata repayment should you voluntarily leave Immersion within your first year of employment.
     Additionally, the company will provide you with housing assistance for your first 6 months of employment as follows:
-	Reimbursement of actual, reasonable, expenses incurred during the first 3 months of your employment for lodging and meal expenses.

-	For the second 3 month period, the company will offer $2000 per month to off-set your living expenses.
     Background Investigation. This offer is contingent upon the completion of a satisfactory investigation concerning your background and references. This agreement may be revoked in the event the results of the investigation do not meet Immersion’s requirements.
     Stock Options. Subject to the approval of the Board, the Company will grant you an option to purchase 150,000 shares of the Company’s Common Stock pursuant to the Company’s 2007 Equity Incentive Plan and standard stock option agreement in effect at that time. All shares of stock subject to your option will have an exercise price equal to the fair market value of the Company’s Common Stock at the date of grant. So long as you remain employed by the Company, your option will become exercisable over a four-year period with 25% of the shares vesting at the end of your first twelve months of service, and an additional 2.083% vesting at the end of each month thereafter.
Immersion Corporation 801 Fox Lane, San Jose, CA 95131 USA T: +1 408.467.1900 F: +1 408.467.1901 www.immersion.com

     Change of Control Benefits. Subject to the approval of the Compensation Committee of the Board, the Company will enter into the Retention and Ownership Change Event Agreement, enclosed.
     Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment. A copy of the agreement is attached for your review. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.
     At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and indeed, any statements contradicting any provision in this letter) are ineffective. Further, your participation in any stock option or benefit program is not an assurance of continued employment for any particular period of time.
     Authorization to Work. The Immigration Reform and Control Act of 1986 requires you, within three business days of hire, to present documentation demonstrating that you have authorization to work in the United States. Acceptable documentation is shown on the enclosed form titled Employment Eligibility Verification (Form 1-9). Please bring this form, along with the appropriate documentation, to the new employee orientation on your first day of employment. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources department.
     Term of Offer. This offer will remain open until close of business on September 12, 2008. If you decide to accept our offer, and we hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this agreement and the other agreements referenced herein will become our binding agreement with respect to the subject matter of this letter (although the Retention and Ownership Change Event Agreement and eligibility for the Company’s Executive Incentive Plan will only become effective as described above), superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects addressed in this letter. This agreement will be binding upon and inure to the benefit of our respective successors and assigns, and heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and an authorized officer of the Company.
     Start Date. This offer is made with the understanding that you will start employment with Immersion on September 29, 2008. For purposes of this Agreement, the term “start date” shall mean the day on which you commence employment with the Company.
     We are excited and pleased to have you join the Immersion team in this exciting role and we look forward to a mutually beneficial working relationship.

Sincerely,

/s/ Clent Richardson Clent Richardson	/s/ Janice Passarello Janice Passarello
President & CEO	VP, Human Resources

Agreed and Accepted

/s/ Guy Craig Vachon Guy Craig Vachon	September 7, 2008 Date